Exhibit 99.1

NEWS BULLETIN

    FROM:
 CalAmp Logo

FOR IMMEDIATE RELEASE

             CalAmp Reports Fiscal 2010 Third Quarter Results

OXNARD, Calif., January 7, 2010--CalAmp Corp. (Nasdaq: CAMP), a leading provider of wireless products, services and solutions, today reported results for its fiscal 2010 third quarter ended November 30, 2009. Key elements include:
   * Consolidated third quarter revenues of $30.7 million, up 19% from prior year and up 28% sequentially.
   * Third quarter GAAP net loss of $1.3 million, or $0.05 loss per diluted share; Adjusted basis (non-GAAP) net income of $0.2 million, or $0.01 per diluted share.
   * Third quarter net cash provided by operations of $0.8 million; fiscal year-to-date operating cash flow of $4.2 million.
   * Completed refinancing of bank debt.

Rick Gold, CalAmp's President and Chief Executive Officer, commented, "During the third quarter we generated strong top line growth with a 28% sequential increase in consolidated revenue. This growth was driven by a sharp ramp of our satellite products business, which delivered a 69% sequential revenue increase and generated operating profitability. While revenues from our wireless datacom business were flat on a sequential quarter basis, in light of recent new order bookings and an increase in backlog, we believe this business is poised to rebound over the next several quarters."

Mr. Gold continued, "In addition, we are pleased to have completed the recently announced refinancing of our bank debt, particularly considering the challenging credit market conditions. Obtaining the new credit facility with Square 1 Bank was an important milestone for CalAmp as it enhances our financial flexibility and eliminates the uncertainty associated with what had been the looming maturity of our previous bank credit agreement. CalAmp is now on a much stronger financial footing as we move forward to execute on our plan to achieve profitable growth with innovative products addressing attractive wireless markets."

Fiscal 2010 Third Quarter Results
Total revenue for the fiscal 2010 third quarter was $30.7 million compared to $25.8 million for the third quarter of fiscal 2009. The year-over-year increase in revenues was due primarily to higher sales of the Company's satellite products, partially offset by lower sales of its wireless datacom products.

Consolidated gross profit for the fiscal 2010 third quarter was $5.9 million or 19.2% of revenues compared to gross profit of $7.6 million or 29.6% of revenue for the same period last year. The reduction in gross profit and gross margin percentage in the latest quarter was due primarily to lower wireless datacom revenues. Gross margin percentage for the satellite products business increased to 10% in the third quarter, up from 3% in the second quarter, primarily due to better absorption of the fixed expenses with the higher revenue level. However, the Company experienced pressure on gross margins in the 3rd quarter from manufacturing inefficiencies caused by component shortages and other factors associated with the substantial increase in satellite product demand. This margin pressure is expected to persist for much or all of the fourth quarter.

Results of operations for the fiscal 2010 third quarter as determined in accordance with U.S. Generally Accepted Accounting Principles ("GAAP") was a
net loss of $1.3 million or $0.05 loss per diluted share.   This compares to
a net loss of $1.8 million or $0.07 loss per diluted share in the third quarter of last year. The net loss in the fiscal 2010 third quarter includes a $1.4 million income tax benefit arising from the favorable resolution of an uncertain income tax position that had previously been reserved for pursuant to FASB Interpretation No. 48.

The Adjusted Basis (non-GAAP) net income for the fiscal 2010 third quarter was $0.2 million or $0.01 per diluted share compared to Adjusted Basis net loss of $4.5 million or $0.18 loss per diluted share for the same period last year. The Adjusted Basis net income (loss) excludes the impact of changes in the deferred income tax asset valuation allowance, amortization of intangible assets and stock-based compensation expense, each net of tax to the extent applicable. A reconciliation of the GAAP basis net loss to Adjusted Basis net income (loss) is provided in the table at the end of this press release.

Liquidity
At November 30, 2009, the Company had total cash of $4.5 million, with $13.95 million in total outstanding bank debt. Net cash provided by operating activities was $0.8 million for the three months ended November 30, 2009. During the quarter, the Company paid in full the outstanding balance of its note payable to a key Direct Broadcast Satellite ("DBS") customer.

Subsequent to the end of the third quarter, in December 2009, the Company announced that it had paid in full the $13.95 million outstanding balance of its bank debt, which had a maturity date of December 31, 2009. The funds for this payoff were provided by a drawdown of $7.77 million under a new revolving credit facility with Square 1 Bank of Durham, North Carolina. The Company also raised junior capital from a group of investors totaling $6.18 million, which is comprised of $4.25 million from the sale of approximately 1,932,000 shares of common stock and the issuance of $1.93 million in subordinated debt.

Business Outlook
Commenting on the Company's business outlook, Mr. Gold said, "Looking ahead, we expect to see fiscal fourth quarter consolidated revenues continue to increase sequentially and be in the range of $32 to $36 million, with growth expected in both our satellite products and wireless datacom businesses. We expect a GAAP basis net loss in the range of $.01 to $.05 per diluted share. The Adjusted Basis (non-GAAP) net income (loss) for the fourth quarter, which excludes changes in the valuation allowance for U.S. deferred tax assets, intangibles amortization expense net of tax and stock-based compensation expense net of tax, is expected to be in the range of a $.02 loss to $.02
income per diluted share.    We expect that growth in our satellite business
over the next year will be driven by the launch of several new products that are currently in development. We also expect that our wireless datacom business, which is dependent to a certain degree on spending by governmental entities in the public safety sector, will improve as general economic conditions rebound. Looking further ahead, we believe that we now have the essential elements in place to grow CalAmp's revenues back to an annual run rate greater than $200 million level over the next 18 to 24 months, balanced between our satellite and wireless datacom businesses."

Conference Call and Webcast
A conference call and simultaneous webcast to discuss fiscal 2010 third quarter financial results and business outlook will be held today at 4:30 p.m. Eastern / 1:30 p.m. Pacific. CalAmp's President and CEO Rick Gold and CFO Rick Vitelle will host the conference call. Participants can dial into the live conference call by calling 877-941-8609 (480-629-9818 for international callers). An audio replay will be available through January 14, 2010, by calling 800-406-7325 (303-590-3030 for international callers) and entering the access code 4197971.

Additionally, a live webcast of the call is available on CalAmp's web site at www.calamp.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. After the live webcast, a replay will remain available until the next quarterly conference call in the Investor Relations section of CalAmp's web site.

About CalAmp Corp.
CalAmp provides wireless communications solutions that enable anytime/anywhere access to critical data and content. The Company serves customers in the public safety, industrial monitoring and controls, mobile resource management and direct broadcast satellite markets. For more information, please visit www.calamp.com.

Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including product demand, competitive pressures and pricing declines in the Company's satellite and wireless markets, the timing of customer approvals of new product designs, the length and extent of the global economic downturn that has and may continue to adversely affect the Company's business, and other risks or uncertainties that are described in the Company's Annual Report on Form 10-K for fiscal 2009 as filed on May 12, 2009 with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AT THE COMPANY:                      AT FINANCIAL RELATIONS BOARD:
Rick Vitelle                         Lasse Glassen
Chief Financial Officer              General Information
(805) 987-9000                      (213) 486-6546
                                     lglassen@mww.com

                      -Financial Tables to Follow-

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                                    CAL AMP CORP.
                        CONSOLIDATED STATEMENTS OF OPERATIONS
                 (Unaudited, in thousands except per share amounts)


                                   Three Months Ended     Nine Months Ended
                                      November 30,           November 30,
                                   ------------------     -----------------
                                     2009       2008        2009       2008
                                   -------    -------     -------    -------
Revenues                          $ 30,692   $ 25,834    $ 77,632   $ 77,043

Cost of revenues                    24,795     18,193      62,224     52,505
                                   -------    -------     -------    -------

Gross profit                         5,897      7,641      15,408     24,538
                                   -------    -------     -------    -------
Operating expenses:
  Research and development           2,726      3,199       8,257      9,530
  Selling                            2,517      2,656       7,120      6,575
  General and administrative         2,753      2,990       8,011      9,352
  Intangible asset amortization        342      1,240       1,025      3,812
                                   -------    -------     -------    -------
                                     8,338     10,085      24,413     29,269
                                   -------    -------     -------    -------
Operating loss                      (2,441)    (2,444)     (9,005)    (4,731)

Non-operating expense, net            (252)      (522)     (1,888)    (1,272)
                                   -------    -------     -------    -------
Loss before income taxes            (2,693)    (2,966)    (10,893)    (6,003)

Income tax benefit                   1,374      1,128       1,374      2,170
                                   -------    -------     -------    -------
Net loss                          $ (1,319)  $ (1,838)   $ (9,519)  $ (3,833)
                                   =======    =======     =======    =======


Basic and diluted loss per share    $(0.05)    $(0.07)     $(0.38)    $(0.15)
                                    ======     ======      ======     ======

Shares used in per basic and
 diluted per share calculations     25,015     24,809      24,931     24,750




                           BUSINESS SEGMENT INFORMATION
                             (Unaudited, in thousands)


                                   Three Months Ended      Nine Months Ended
                                       November 30,           November 30,
                                  --------------------     ------------------
                                   2009          2008       2009        2008
                                  ------        ------     ------      ------

Revenue
  Satellite                      $ 16,802    $  7,384    $ 36,015    $ 18,201
  Wireless DataCom                 13,890      18,450      41,617      58,842
                                  -------     -------     -------     -------
    Total revenue                $ 30,692    $ 25,834    $ 77,632    $ 77,043
                                  =======     =======     =======     =======

Gross profit
  Satellite                      $  1,647    $    253   $   2,405    $    905
  Wireless DataCom                  4,250       7,388      13,003      23,633
                                  -------     -------     -------     -------
    Total gross profit           $  5,897    $  7,641    $ 15,408    $ 24,538
                                  =======     =======     =======     =======

Operating income (loss)
  Satellite                      $    494    $   (838)   $   (851)   $ (2,494)
  Wireless DataCom                 (1,848)       (293)     (4,791)      1,680
  Corporate expenses               (1,087)     (1,313)     (3,363)     (3,917)
                                  -------     -------     -------     -------
Total operating loss             $ (2,441)   $ (2,444)   $ (9,005)   $ (4,731)
                                  =======     =======     =======     =======





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                                  CAL AMP CORP.
                            CONSOLIDATED BALANCE SHEETS
                            (Unaudited - In thousands)


                                                  November 30,    February 28,
                                                      2009           2009
                                                    --------       --------

                    Assets
Current assets:
  Cash and cash equivalents                         $  4,515        $  6,913
  Accounts receivable, net                            14,458          13,682
  Inventories                                         11,633          15,139
  Deferred income tax assets                           3,473           3,479
  Prepaid expenses and other current assets            4,119           4,962
                                                    --------        --------
     Total current assets                             38,198          44,175

Equipment and improvements, net                        2,175           2,139
Deferred income tax assets, less current portion       9,254          13,111
Intangible assets, net                                 5,486           6,473
Other assets                                           1,909           3,749
                                                    --------        --------
                                                    $ 57,022        $ 69,647
                                                    ========        ========
    Liabilities and Stockholders' Equity
Current liabilities:
  Bank loan payable                                 $ 13,955        $ 17,550
  Note payable                                           -             3,528
  Accounts payable                                    15,609           5,422
  Accrued payroll and employee benefits                2,707           3,380
  Accrued warranty costs                               1,999           3,286
  Other accrued liabilities                            3,002           8,683
  Deferred revenue                                     4,039           3,609
                                                    --------        --------
     Total current liabilities                        41,311          45,458
                                                    --------        --------

Non-current liabilities                                  546             990

Stockholders' equity:
  Common stock                                           257             252
  Additional paid-in capital                         146,085         144,881
  Accumulated deficit                               (130,333)       (120,814)
  Accumulated other comprehensive loss                  (844)         (1,120)
                                                    --------        --------
     Total stockholders' equity                       15,165          23,199
                                                    --------        --------
                                                    $ 57,022        $ 69,647
                                                    ========        ========




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                                    CAL AMP CORP.
                            CONSOLIDATED CASH FLOW STATEMENTS
                                (Unaudited - In thousands)

                                                          Nine Months Ended
                                                             November 30,
                                                          ------------------
                                                          2009         2008
                                                          ----         ----

Cash flows from operating activities:
    Net loss                                           $ (9,519)    $ (3,833)
    Depreciation and amortization                         1,906        5,552
    Stock-based compensation expense                      1,416          838
    Loss on sale of investment                            1,008          -
    Deferred tax assets, net                                -         (2,371)
    Changes in operating working capital                  9,411        3,065
    Other                                                    24          -
                                                       --------     --------
       Net cash provided by operating activities          4,246        3,251
                                                       --------     --------

Cash flows from investing activities:
    Capital expenditures                                   (835)        (650)
    Proceeds from sale of investment                        992          -
    Collections on note receivable                          225          420
    Earnout payments on TechnoCom acquisition               -         (1,183)
    Other                                                   (36)         296
                                                       --------     --------
       Net cash provided (used) by
         investing activities                               346       (1,117)
                                                       --------     --------

Cash flows from financing activities:
    Proceeds from line of credit borrowing                1,650          -
    Debt repayments                                      (8,808)      (2,778)
                                                       --------     --------
       Net cash used in financing activities             (7,158)      (2,778)
                                                       --------     --------
Effect of exchange rate changes on cash                     168         (241)
                                                       --------     --------

Net change in cash and cash equivalents                  (2,398)        (885)

Cash and cash equivalents at beginning of period          6,913        6,588
                                                       --------     --------
Cash and cash equivalents at end of period             $  4,515     $  5,703
                                                       ========     ========




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                                     CAL AMP CORP.
                           NON-GAAP EARNINGS RECONCILIATION
                (Unaudited, in thousands except per share amounts)


Non-GAAP Earnings Reconciliation
--------------------------------

"GAAP" refers to financial information presented in accordance with Generally Accepted Accounting Principles in the United States. This press release Includes historical non-GAAP financial measures, as defined in Regulation G promulgated by the Securities and Exchange Commission. CalAmp believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to investors. The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP.

In this press release, CalAmp reports the non-GAAP financial measures of Adjusted Basis Net Income (Loss) and Adjusted Basis Net Income (Loss) Per Diluted Share. CalAmp uses these non-GAAP financial measures to enhance the investor's overall understanding of the financial performance and future prospects of CalAmp's core business activities. Specifically, CalAmp believes that a report of Adjusted Basis Net Income (Loss) and Adjusted Basis Net Income (Loss) Per Diluted Share provides consistency in its financial reporting and facilitates the comparison of results of core business operations between its current and past periods.

The reconciliation of the GAAP Basis Net Loss to Adjusted Basis (non-GAAP) Net Income (Loss) is as follows:

                                        Three Months          Nine Months
                                           Ended                 Ended
                                        November 30,          November 30,
                                       -------------         -------------
                                        2009    2008         2009     2008
                                       -----   -----        -----    -----

GAAP Basis Net Loss                  $(1,319)  $(1,838)    $(9,519)  $(3,833)

Adjustments to reconcile to
 Adjusted Basis Net Loss:

  Increase in valuation allowance
   for U.S. deferred tax assets          970       -         3,567       -
  Amortization of intangible assets,
   net of tax (1)                        203       792         608     2,434
  Stock-based compensation expense,
   net of tax (1)                        331       305         840       535
                                     -------   -------     -------   -------
Adjusted Basis Net Income (Loss)     $   185   $  (741)   $ (4,504)  $  (864)
                                     =======   =======     =======   =======
Adjusted Basis Net Income (Loss)
 Per Diluted Share                   $  0.01   $ (0.03)   $  (0.18)  $ (0.03)

Weighted average common shares
  outstanding on diluted basis         25,015   24,809      24,931    24,750


(1) These reconciling items are tax effected using the Company's combined U.S. federal and state statutory tax rate of 40.7% and 36.2% for the nine months ended November 30, 2009 and 2008, respectively